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Exhibit 99.1

CenterPoint Announces Redemption of 8.48% Series A Cumulative Redeemable Preferred Shares

        OAK BROOK, Ill., April 1 /PRNewswire-FirstCall/ — CenterPoint Properties Trust (NYSE: CNT) announced today that it will give notice on April 4, 2003 that it will redeem all outstanding shares of its 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A Preferred Shares") (CNT_pa -CUSIP No. 151895 20 8) on May 6, 2003 for redemption at a price of $25.00 per share, plus $0.0353 per share in accrued and unpaid dividends through the redemption date, for an aggregate redemption price of $25.0353 per share of Series A Preferred Shares.

        The Company intends to fund the redemption with proceeds from the issuance of Series C Cumulative Redeemable Preferred Shares through a private placement to an institutional investor. The Series C Preferred Shares will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an exemption from registration. The initial dividend rate on the Series C shares will be three month LIBOR plus 150 basis points, currently 2.8%.

        From the redemption date forward, dividends on the Series A Preferred Shares will no longer accrue, and holders of the Series A Preferred Shares will have no rights other than the right to receive the redemption price of $25.0353, without interest, upon surrender of certificates representing the Series A Preferred Shares. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series A Preferred Stock to EquiServe Trust Company, N.A., the transfer agent for the Series A Preferred Shares, during its usual business hours at one of the following addresses:

  If by mail:
    EquiServe Trust Company, N.A.
    Attn: Corporate Actions
    P.O. Box 43034
    Providence, RI 02940-3034

    If by overnight courier:
    EquiServe Trust Company, N.A.
    Attn: Corporate Actions
    150 Royall Street
    Canton, MA 02021

  If by hand:
    EquiServe Trust Company, N.A.
    c/o Securities Transfer & Reporting, Inc.
    100 William St., Galleria
    New York, NY 10038

        The Notice of Redemption and related materials will be mailed to holders of record of the Series A Preferred Shares on or about April 4, 2003. Questions should be directed to EquiServe Trust Company, N.A., the redemption agent, at (800) 251-4215.

About CenterPoint Properties Trust

        CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market. It currently owns and operates approximately 36 million square feet and an additional 1,320 acres of land upon which 15.7 million square feet could be developed. The company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure. The first major REIT to focus on the industrial property sector, CenterPoint has a current total market capitalization of approximately $2.2 billion.

        Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws. There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates. Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business. Such factors are listed in the company's Form 10-K or 10-Q.

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  Exhibit 99.1